Exhibit 99.1

                                                            QUALITY SYSTEMS INC.
                                                      Moderator: Louis Silverman
                                                            05-27-04/12:00 pm CT
                                                           Confirmation #7753338
                                                                          Page 1


                              QUALITY SYSTEMS INC.

                           Moderator: Louis Silverman
                                  May 27, 2004
                                   12:00 pm CT

Operator:             Good afternoon, my name is Angela. And, I will be your
                      conference facilitator. At this time, I would like to welcome everyone to the Quality Systems Fourth Quarter and Fiscal Year 2004 Earnings Conference Call.

                      All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press *1 on your telephone keypad.

                      If you would like to withdraw your question, press *2 on your telephone keypad. Thank you. I would like to turn the conference over to Lou Silverman, President and CEO of Quality Systems. Please go ahead, sir.

Louis Silverman:      Thank you, Angela and welcome everyone to Quality Systems
                      Fiscal 2004 Fourth Quarter and Year End Conference Call.
                      Joining me on today's call, as per usual, are Paul Holt, our CFO; Greg Flynn, the Executive VP and General Manager of our QSI Division; and Pat Cline, President of our NextGen Healthcare Information Systems Division.

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                                                            QUALITY SYSTEMS INC.
                                                      Moderator: Louis Silverman
                                                            05-27-04/12:00 pm CT
                                                           Confirmation #7753338
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                      Please note the comments made on this call may include
                      statements that are forward looking within the meaning of the securities laws including without limitation statements related to anticipated industry trends, the company's plans, products and strategies, and projected operating results.

                      Actual results may differ materially from our expectations and projections, and, you should refer to our SEC filings including our Forms 10K and 10Q for discussions of the risk factors, management's discussion and analysis, and other information that could impact our actual performance.

                      We undertake no obligation to update such projections or forward looking statements in the future. Please also note that the company's past performance is not necessarily indicative of future performance.

                      For the quarter, the company set new revenue and earnings records. In the March quarter, revenue totaled $18.8 million up 25% over the prior year. Fully diluted earnings per share at 47 cents exceeded prior year by 74%.

                      The quarter's top line results were driven by record revenue performance at NextGen with $14.7 million in revenue attained by the division for the quarter represents a 38% year over year increase.

                      QSI division had quarterly revenue of slightly more than $4 million which represented an 8% year over year decline in top line performance for the division. Company profitability was driven by strong performance at both the NextGen division and the QSI division.

                      Gross margin percentage for the company at 62.5% for the quarter came in high and outside our historical band. Operating income at NextGen came in a record $4.8 million nearly double the prior year's figure.

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                                                            QUALITY SYSTEMS INC.
                                                      Moderator: Louis Silverman
                                                            05-27-04/12:00 pm CT
                                                           Confirmation #7753338
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                      At the QSI division, operating income of $1.2 million was
                      15% higher than the prior year quarter despite the year over year decrease in divisional revenue.

                      While not used internally as any kind of management metric, I would point out that quarterly operating margins were strong at both divisions - north of 32% for the NextGen division and a little north of 29% for the QSI division.

                      EDI revenue for the quarter came in at just under $2.2 million, up 16% over prior year. EDI growth was at 70% for the NextGen division. And, we had a 6% year over year decline at the QSI division.

                      I'll once again remind listeners that EDI revenue is reported as part of divisional revenue totals each quarter. As a convenience, Paul Holt will break out divisional EDI totals among other things as part of his prepared remarks later in the call.

                      Corporate expenses for the quarter came in at $948,000 which was 13% ahead of prior year level. Increases in corporate expenditures, particularly in the areas of professional services and insurance coverages and to a lesser extent staffing expenses continue to be the norm.

                      Looking at fiscal 2004 as a whole, total company revenue increased approximately 30% to $70.9 million. Fully diluted earnings per share increased 45% from $1.10 in fiscal 2003 to $1.60 in fiscal 2004.

                      Fiscal 2004 revenue for NextGen increased 46% to $54.4 million while the division grew to the point where it accounted for 77% of total fiscal year company revenue.

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                                                            QUALITY SYSTEMS INC.
                                                      Moderator: Louis Silverman
                                                            05-27-04/12:00 pm CT
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                      In addition to its financial performance, NextGen enjoyed
                      impressive performance in other areas as well as recent press releases attest. Pat Cline will go into more details on these items in his segment of the call.

                      For the QSI division, fiscal 2004 revenue declined by 5% from $17.4 million to $16.5 million. However, operating income increased by 5% from $4.7 to $4.9 million. The continued expense diligence employed by the QSI team remains impressive.

                      For fiscal 2004, corporate expenses increased from $2.9 million to $4 million. Professional service fees were significant contributors to this increase. Cash and cash equivalents increased to a record $51.4 million at year end.

                      DSO's dropped to 99 days at year end. Collections activity remained strong during the quarter and the year. Full time employee head count at quarter end was 319 which taken with revenues for the quarter generated annualized revenue per full time employee of $236,000 not quite a record but certainly at the higher end of our historical band.

                      There were no stock repurchases during the quarter or the fiscal year. Note that the company's stock repurchase authorization expired in September of 2003 actually September 24 of 2003, the date of the 2003 annual shareholders meeting.

                      During the course of fiscal 2004 and continuing on through to date, the topic of executive compensation including programs involving equity based compensation has been the subject of study by the company's Compensation Committee.

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                                                            QUALITY SYSTEMS INC.
                                                      Moderator: Louis Silverman
                                                            05-27-04/12:00 pm CT
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                      The Compensation Committee continues to work on this
                      important issue. On another board topic, the company's board of directors has approved the use of 10B5-1 trading plans by appropriate parties as part of newly approved, updated insider trading guidelines.

                      During the March quarter, the company participated in the Roth Capital Conference and the B (Riley) Conference. The company also met with investment professionals in San Francisco, Los Angeles, and Minneapolis during the quarter.

                      In closing my prepared comments for this morning's call, I'd like to point out that the performance of the company for the March quarter completes a year's performance that has exceeded our internal expectations, at times by a significant margin.

                      I want to express my thanks to the individuals joining me on this call and our entire team for their performance during the March quarter and year as a whole. I also want to again clearly point out the current and/or perspective analysts and investors that while we are extremely pleased with the quarter's performance, there are absolutely no guarantees that the company or either of its divisions will exceed or even sustain a level of performance turned in during this quarter in future periods.

                      It is possible that the quarter's performance will encourage investors or analysts to set new short, medium, or long term expectations for the company. In response to this possibility, please continue to note that we do not give out financial guidance to the investment community, and, we do not comment on the guidance advanced by members of the financial community. I'll now turn the call over to Paul Holt, CFO for additional financial details on the quarter.

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                                                            QUALITY SYSTEMS INC.
                                                      Moderator: Louis Silverman
                                                            05-27-04/12:00 pm CT
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Paul Holt:            Thank you, Lou. This quarter reflected continued strong
                      performance in both systems sales and maintenance and other revenue. Consolidated systems sales came in at approximately $10.2 million this quarter, that's an increase of 23% over the prior year.

                      Maintenance and other revenue came in at $8.6 million, that's an increase of 27% compared to the prior year quarter. Our growth in systems sales this quarter was based primarily on sales to both new and existing NextGen users.

                      This quarter we had particular success in selling software licenses to NextGen's existing base of customers. Systems sales in the NextGen division grew 29% on a year over year basis to $9.6 million this quarter. That compares to $7.4 million a year ago.

                      Our increase in maintenance and other revenue this quarter was driven primarily by the continued growth in the NextGen base of installed users which drove maintenance and EDI revenue in that division to record levels.

                      Maintenance and other revenue in the NextGen division grew 58% year over year to $5.1 million compared to $3.3 million a year ago. Our gross profit margins this quarter, as Lou mentioned, came in above our historical range of 62.5%.

                      This quarter had a significantly lower amount of hardware and third party software content embedded in our system sales. Our SG&A expense as a percentage of revenue was lower this quarter at 27% compared to 28.3% a year ago.

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                                                            QUALITY SYSTEMS INC.
                                                      Moderator: Louis Silverman
                                                            05-27-04/12:00 pm CT
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                      Total SG&A expense increased to $5.1 million in the fourth quarter compared to $4.3 million a year ago. The largest contributor to the increase in SG&A expense was increased selling related expenses in the NextGen division.

                      Our R&D expense grew 20% compared to the prior year at $1.6 million compared to $1.4 million a year ago. Most of this increase in R&D expense was related to increased investment in the NextGen division product line.

                      The company's effective income tax rate was significantly higher compared to the prior year quarter at 39.4% compared to 35.1% a year ago. Our effective tax rate this quarter was comparatively higher primarily due to a proportionately lower amount of R&D tax credits reflected in this quarter's tax provision.

                      Moving over to divisional performance, based on the strong increase in systems sales and maintenance and other revenue discussed earlier, the NextGen division reported its highest ever quarterly revenue of $14,748,000.

                      That represents a 38% increase over the year ago quarter of $10,681,000. NextGen EDI revenue totaled $905,000 compared to $531,000 a year ago. NextGen's operating income of $4,794,000 hit another record representing a 97% improvement over the year ago quarter of $2,443,000.

                      The QSI division reported net revenue of $4,039,000 and operating income of $1,179,000. QSI division EDI revenue was $1,270,000 that compared to $1,350,000 a year ago.

                      Higher gross profit margins helped the QSI division to grow operating profits compared to the year ago quarter. Moving on to the balance sheet, I'm going to highlight the three areas that I typically talk about.

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                                                            QUALITY SYSTEMS INC.
                                                      Moderator: Louis Silverman
                                                            05-27-04/12:00 pm CT
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                      First off, I'm very pleased to report our DSO's have moved down by 9 days this quarter to 99 days compared to 108 in the prior quarter. For those of you who are tracking this, our DSOs by division are 90 days for the QSI division and 101 for the NextGen division.

                      Primarily reflecting the growth in the customer base at NextGen, our total deferred revenue grew to $17.3 million as of the end of March. That compared to $16.3 million at the start of the quarter.

                      Compared to the prior year, we've grown our deferred revenue balance by $5.6 million. Reflecting the strong performance in our cash collection efforts, we have grown our cash to approximately $51.4 million. That equates to $8.13 per share. That compares to $45.3 million or $7.23 per share as of the end of last quarter.

                      I'm going to give you our non-cash expenses which I typically do each quarter. Total amortization expense:
                      $399,000; that's $60,000 for QSI, $339,000 for NextGen.
                      Depreciation expense: $190,000; that's $44,000 for QSI and $146,000 for NextGen.

                      Our investing activities for the quarter were as follows:
                      Capitalized software: $684,000; that's $38,000 for QSI and $646,000 for NextGen. Fixed assets: $288,000 in total; that's $5,000 for QSI and $283,000 for NextGen.

                      I'd like to thank you all again for your interest in our company and being on this call. I'm going to turn things over to Greg Flynn, who will provide an update on the QSI division.

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                                                            QUALITY SYSTEMS INC.
                                                      Moderator: Louis Silverman
                                                            05-27-04/12:00 pm CT
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Greg Flynn:           Thank you, Paul and good day to you all. The QSI division
                      numbers have already been reviewed, so, I won't revisit that analysis. I would point out, again, though the strong operating income at the division, the growth year over year in our EDI unit, particularly the sales and successful implementations of EDI to our NextGen division clients and our ongoing expense diligence.

                      I'm proud of the contributions to our overall corporate success made by the QSI division. I would like to thank each of the division staff for their efforts this year, from those that I work with day to day, shoulder to shoulder to those that work in the background.

                      Thank you again and thank you to our dedicated and loyal clients. And, thank you, of course, to our shareholders who have made the choice to invest in our business. For the year end review, I would like to highlight some of our product achievements at the QSI division.

                      It was a year of forward movement and technological advancement. As I have said, and again this was true in the quarter just past, we have had continued adoption of our data miner report writer, our alternate user interface, which we call EUI, and our dental EMR, which we call CPS.

                      Also, we added a number of new features and significant enhancements to our products during the year. Items which come to mind are: the electronic signature feature with CPS (this works with PC tablets for doctors and also allows patients to sign documents electronically as well); our QSI scan products which scans insurance cards, drivers licenses, explanations of benefits, known as EOB's, and other data to be utilized through our QSI practice management system; and our very new word mail merge, which is

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                                                            QUALITY SYSTEMS INC.
                                                      Moderator: Louis Silverman
                                                            05-27-04/12:00 pm CT
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                      used to produce correspondence by our clients through our
                      QSI systems for their patients.

                      We also have broken a barrier by enabling clients to run more than 1,000 concurrent users on a single CPU. Lastly, and I think, that this is actually pretty cool, we have just finished a patient status feature in our dental system.

                      Clients will now be able to track the status of patients in their office whether they are in the waiting room, exam room, etc., through color coding in our appointment scheduling subsystems.

                      I'd like to thank the QSI Development Team, our Implementation Team, and our Support Team for their contributions to these products. I believe we continue to bring fresh products to our mature markets.

                      As always, let me comment on our sales staffing and pipeline. Our sales staffing remains unchanged from last quarter. And, our pipeline has grown from $3.7 million last quarter to $3.9 million this quarter due to the addition of new sales prospects.

                      We define our pipeline as sales situations where QSI is one of the final three vendors, and, we believe that the sale will occur within a 180 day period.

                      I'd like to thank all of you for joining us on this call. And, I'll now turn the call over to Pat Cline, President of our NextGen division. Great quarter and year, Pat.

Pat Cline:            Thanks Greg, hi everyone. NextGen had another outstanding
                      quarter and another terrific year. During the quarter we executed approximately 54 agreements of which 37 were with new customers.

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                                                            QUALITY SYSTEMS INC.
                                                      Moderator: Louis Silverman
                                                            05-27-04/12:00 pm CT
                                                           Confirmation #7753338
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                      Our sales force now numbers 29 people including the
                      addition of 3 new inside salespeople focused on bringing NextGen products to smaller practices. The company's experimenting with a lower cost sales approach for the small practice market.

                      The market for our systems, both large and small, remains strong. And, though we've closed a lot of business, our sales pipeline is still currently at or a little bit over $35 million.

                      I would characterize the spring trade show season as a success based both on the number of leads and the quality of those leads. Since our last call, NextGen's won a number of additional industry awards including a first place finish in EMR and a first place finish in practice management in the Microsoft's Healthcare Users Group awards at the HIMSS conference and, two first place and one second place finish at the recent TEPR Conference. And, we also just received top overall honors in the AC group's annual review of EMR applications.

                      We also just announced a relationship with CAPMED, a subsidiary of Bio-Imaging Technologies. In this relationship, NextGen will be able to bring a co-branded version of their personal health record application to the patient base of our customers. The personal health care record application or PHR as we call it, allows customers to maintain their own medical records securely on their home PC's and also on an electronic key chain device or CD, and exchange their personal health data with their health care providers.

                      NextGen's preparing for the general release of NextGen 5.0 which is a new version we've been working on for about 18 months I guess. And, this new

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                                                            QUALITY SYSTEMS INC.
                                                      Moderator: Louis Silverman
                                                            05-27-04/12:00 pm CT
                                                           Confirmation #7753338
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                      version is both NextGen EMR and NextGen EPM, the
                      electronic medical record and the practice management system with an integrated database.

                      As usual in closing, I'd like to thank the employees of NextGen for their outstanding contribution to our success. Operator, I think, we're ready for questions.

Operator:             At this time, I would like to remind everyone, if you
                      would like to ask a question, press *1 on your telephone pad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from Mike Crawford with B Riley.

Mike Crawford:        Pat, I was looking through the AC group study. And, you
                      know, you can never bank on people's promises in this space, but some of your, I guess, upstart competitors like
                      SynoMed and eClinical Works.

                      They have told AC group that they're going to have functionality that's more closely matching what NextGen has by the end of the year, prompting The AC group to give them a five star rating like you have.

                      And, a couple of these companies have lower price per seat. So, do you (a) think that they're going to have functionality closer to what you have? And (b) do you think that there might be any pricing changes going forward?

Pat Cline:            It's hard for me to comment as to whether or not I think
                      they'll catch up. But, the companies that you've mentioned by and large are new, what you've called upstart competition.

                      They have a lot of catching up to do. And, while it may be that a year from now they'll have a lot of the functionality that we now have, we have 60 or

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                                                            QUALITY SYSTEMS INC.
                                                      Moderator: Louis Silverman
                                                            05-27-04/12:00 pm CT
                                                           Confirmation #7753338
                                                                         Page 13


                      70 people in our development area, which is larger typically than most of those competitors.

                      But, our people are not sitting on their hands, so I would say that it's possible that a year from now, they'll have what we have today. And, it's probable that a year from now we'll have far more.

                      Relative to the pricing part of your question, that's tough to say. We are, as I mentioned, experimenting with new lower cost sales approaches. Some of that may get passed on to the customer.

                      And, also, as we've talked about briefly, I think, the market is about 80% small practices. And, while we have and many other companies in our market have focused to this point on the larger practices - and, we'll continue to focus on larger practices. We're also starting to expand our focus to the smaller practices. And, the pricing models may change more at the low end.

Mike Crawford:        Okay, great. And, then also, Pat, of the 54 agreements and
                      37 new, what's the break out between EMR and EPM?

Pat Cline:            As has been the case, over half of the new sales included
                      both products. I think 21 were combination deals. Of the remaining, similar to last quarter, EPM edged out EMR. I don't have an exact number, but something like 10 to 6 or 9 to 7, something like that.

Mike Crawford:        Okay, thanks. And, then Paul regarding some of the
                      financials, so your DSO's dipped down. Is that because you're doing anything differently now? Or, why do you think that changed? And, what do you expect going forward?


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                                                            QUALITY SYSTEMS INC.
                                                      Moderator: Louis Silverman
                                                            05-27-04/12:00 pm CT
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Paul Holt:            No Mike, we didn't do anything differently. That's just
                      execution, just good, strong execution in our cash and collections area. But, nothing's changed other than that.

Mike Crawford:        Okay, and then with the R&D tax credits, is that something you expect to extend in the next year? Or, was that an anomaly?

Paul Holt: Well, I think, I might have mentioned one or two calls ago that the R&D tax credits are somewhat fixed. And so, if you grow your earnings or you grow your pretax income, you may have a proportionately smaller impact from taking those credits. And, so we had some of that happening this quarter.

Mike Crawford: Okay, and then, maybe Lou can - when is the board next meeting? And, do you think they're going to do anything about, you know, the good problem you have of this rising cash balance.

Louis Silverman: I can tell you with confidence that the board's next face to face meeting is scheduled for July 27. I wouldn't put myself in a place where I would predict the agenda or the outcome of any agenda item.

Mike Crawford:        Okay, thank you.

Louis Silverman:      Thanks Mike.

Operator:             Your next question comes from the line of Sean Wieland
                      with W.R. Hambrecht.

Sean Wieland:         Hi guys. My first question is on the gross margin line
                      which is way better than I expected which is great news.
                      Why is hardware expense as a percent of

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                                                            QUALITY SYSTEMS INC.
                                                      Moderator: Louis Silverman
                                                            05-27-04/12:00 pm CT
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                      total revenue coming down or third party software expense
                      coming down? I mean, is that a trend you think should continue?

Louis Silverman:      Sean, this is Lou. And, if anybody else on the call wants
                      to pick up, they're more than welcome to. I think, it's difficult to characterize the hardware component in any given quarter as a trend.

                      It's based on the mix of sales in a given quarter. And, we basically tally it up when the quarter is done and see where it came out. It's not anything that is particularly controllable by us. And, we don't really seek control of it.

                      If there happens to be, in a forward quarter, a significant increase in hardware, that would reflect in the numbers as well. So, there's no grand corporate strategy so to speak that is impacting the hardware number. It just simply an outcome of the mix of deals and the components of those deals in a given quarter.

Sean Wieland:         Is there a trend by customers to purchase their own
                      hardware not through NextGen?

Pat Cline:            This is Pat. I think, over a long period of time we've
                      seen that trend, certainly, nothing quarter to quarter.
                      You may see, as Lou mentioned, large fluctuations in hardware content on a quarterly and even perhaps on an annual basis.

                      But, over a longer period of time, I think, as customers become a little bit more sophisticated relative to IT, and as hardware prices come down, and as hardware suppliers provide more value added, it becomes a little easier for customers to buy their own.

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                                                            QUALITY SYSTEMS INC.
                                                      Moderator: Louis Silverman
                                                            05-27-04/12:00 pm CT
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                      To add a little bit more texture, we incentivize our sales people to sell software and essentially we try to align our sales people's compensation programs with the company's best interests.

                      And, as you know, that the margins on software are far better. So, that's where they tend to lean. This quarter was also the first quarter where we put a concerted effort for to sell additional licenses or add ons to our existing customer base. So, that had, I think, a little bit to do with it. And, that's a program that will continue on into the future.

Sean Wieland:         Okay. Last quarter you mentioned something about moving to computerized, computer based training to increase margins.
                      Did that have any impact in the quarter's gross margins?

Pat Cline:            No, I hope that I mentioned last quarter that that's a
                      long term initiative. That's something that hasn't really kicked in yet. We're investing quite a lot in the development of those programs and other ways to deliver these systems more efficiently.

                      Asking ourselves, for example, how we move from delivering 54 systems in a quarter to 154 systems in a quarter without taking on a proportional amount of additional expense. So, the computer based training, as well as other internal programs are areas where we're making long term investments.

Sean Wieland:         Okay. And, Pat, another question on the trend of the
                      number deals signed. And, then I compare that with the revenue in NextGen, where you've had fantastic growth relative to the past couple of quarters in the number of deals signed.

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                                                            QUALITY SYSTEMS INC.
                                                      Moderator: Louis Silverman
                                                            05-27-04/12:00 pm CT
                                                           Confirmation #7753338
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                      The revenue in NextGen is, you know, I know that there's
                      not a one to one correlation because that maintenance is kind of - doesn't grow as fast. But, I guess, what I'm getting at is, is the average deals - talk about what's going on with the average deal size.

Pat Cline:            The average deal size, as has been predicted, was slightly down. The number is going to move around quarter to quarter and that's just based on the nature of the leads and the amount of sales rep time and effort that it takes to sell the deals. But, over time we still think that the average deal size will come down, as the number of deals increases.

Sean Wieland:         Okay. And, the pipeline, what's your - the pipeline, what
                      did you say, $35 million?

Pat Cline:            It's about 35.

Sean Wieland:         So, that's fairly flat. Are you expecting that that should move upwards with the addition of, I think, it was five new reps in the quarter?

Pat Cline:            Yes, we did add that number of sales reps including the
                      three inside reps that I mentioned. And, we are hopeful that that pipeline will come up. As I mentioned, we had a successful spring trade show season with both HIMSS and TEPR.

                      And, as the leads that we received at those conferences move from the initial qualification stage through to demonstration, presentation, proposal and things, we hope that a number of them will ultimately make the pipeline.

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                                                            QUALITY SYSTEMS INC.
                                                      Moderator: Louis Silverman
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                      As you know, a deal won't make the pipeline until it's
                      pretty far down the road. Our pipeline is comprised of deals that we think will close within the next 120 days, and we think we're 50% or more likely to win that business.

Sean Wieland:         Okay. And, one last question, Lou, can you give any more
                      detail on the equity compensation issue from the last board meeting? Was there any progress made?

Louis Silverman:      I can tell you that the board continues to work on the
                      topic. It's a topic of importance for the board, and management, and the company and really many people in the company. I can tell you that the board continues to work on the topic. But, that's about all I can tell you.

Sean Wieland:         Okay.  Well, great, thank you very much.

Louis Silverman:      Thanks Sean.

Operator:             Your next question comes from the line of Brandon Osten
                      with Sprott Securities.

Brandon Osten:        Hey guys, how you doing?

Pat Cline:            Doing fine.

Brandon Osten:        All right, just had to get - Paul, just some numbers you
                      mentioned. The capitalized software versus the amortization of capitalized software, what were those two numbers again?

Paul Holt:            Six hundred eighty-four thousand in capitalized software,
                      $399,000 in amortization.

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Brandon Osten:        So, $300,000 difference. Okay, the - on the gross margin,
                      I just wanted to delve into this issue a bit. So, we're talking about a lower component of hardware. What's really
                      - what really caused that in the quarter?

                      Was it more, you know, was it we're selling to more doctors that are working off the same server or are we increasing, you know, the amount of doctors in our customer base and that go off the same server? Or, is it customers that are simply buying their own hardware?

Pat Cline:            Yes. It is a combination of all of those things, as well
                      as, the effort that we put forth to sell additional licenses to our existing customer base.

Brandon Osten:        Okay, so we did 59 deals and 37 with new customers. I
                      don't have my computer in front of me. How did that compare with last quarter?

Pat Cline:            Actually, 54 deals and I don't recall the exact number
                      last quarter. But, I do know that this is up.

Brandon Osten:        It's up, okay, I mean, I'm just trying to figure this out.
                      Because, obviously, gross margins are higher because of the greater software leverage. But, you sound like you're doing better.

                      I mean, if all else were equal, you might have had another $2 million in revenues and, of course, the same net earnings. So, it seems that from a revenue traction line, you know, the NextGen business - well, I know, the growth rate was, you know, high 30's.

                      If you were basing it on what it was before, you're kind of back at that, you know, based on the model that you guys are running at from a gross margin

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                      perspective earlier in the year. You're kind of still in
                      that 40 to 50% year over year growth range. Is that a fair statement?

Pat Cline:            I think, based on the history, that's a fair statement.
                      Paul or Lou, you may have something to add to that. But, I think, that's a fair statement.

Louis Silverman:      It's a fair hypothesis, I guess, I'd say. You're asking us to project what our growth would have been if we had an amount of hardware in the quarter that was closer to what our historical average would be. I have not run those numbers. But, you know, what you're saying Brandon, seems plausible. Again, I haven't run the numbers.

Brandon Osten:        Yes, I mean, I guess I'm just trying to think about it in
                      terms of the other analysts on the call, how we model going forward. And, while I know past isn't indicative of future necessarily, it would seem that either our revenue estimates should be coming up a bit.

                      Or, it - what happened if it's going to go back to the normal trend or if, you know, if this quarter is normal, then our gross margins should come up a bit. I mean, one way or another, it just seems to be a trade off.

                      But, in terms of the NextGen new business traction, is there still, I mean, we're still reading about insurance companies subsidizing EMR or, you know, or Bush putting the pressure on EMR and offering, I guess, help for doctors which naturally is going to help you guys sell parts. Are we seeing any of that yet? Because, you know, historically you guys have said you're not really seeing that yet.

Pat Cline:            We are seeing a strong market and a lot of interest. We
                      see the government drivers. We see the insurance company drivers. There are a number of

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                      employer drivers. Employers, in some cases, are starting
                      to pay physicians for the use of these systems.

                      Insurance companies are starting to operate a little bit more, although it's not yet broad based, on what's referred to as pay for performance.

                      You may have heard President Bush mention electronic health records in his recent State of the Union address. He and other folks in the government are trying to work on the electronic medical record adoption issue on a number of fronts.

                      They're standards, adoption and promotion efforts going on. You may have also heard about the new sub-cabinet level position that was created and the appointment of Dr. David Brailer, who, I guess, is referred to now by people as the National Healthcare IT czar.

                      He's developing a plan related to the adoption and promotion of these systems. And, there's quite a lot more. I'm just scratching the surface, and it's all good.

Brandon Osten:        All right, are we starting now to see a little bit of
                      subsidization; of buying software from, you know, parties outside the actual, you know, direct sales that you're making?

Pat Cline:            From time to time, but what we're seeing more than a third party paying for the system is a third party paying doctors a little bit more on either a per patient per month or per patient per year basis.

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                      We're starting to see and hear about payers paying a
                      little bit more to providers that are using certain technologies. There's something going on with e-prescribing.

                      And, that looks like it'll be expanded. A lot of people are looking at what the government will do with systems and, for example, with Medicare and Medicare payments relative to docs using these systems. And, the hope is that that translates to the private payers as well.

Brandon Osten:        You said a bit about prescriptions there. I guess, the
                      customers of yours that I talk to, historically said we know the government's looking at it. It's not something our doctors are comfortable using yet. How are you guys viewing that computer/physician automated entry, the CPOE products? Is that something that's starting to get some pick up?

Pat Cline:            Yes, it is. And, what I see with our customer base is that more and more of them are doing electronic ordering and electronic prescribing. And, I would say, by and large, the users of our EMR are, in fact, doing the prescribing within their facilities now.

Brandon Osten:        And, you talked about going after the smaller doctors
                      offices about deal sizes being down as we get into the sort of onsie, twosies, or you know, fivesie, tensies. Are you guys looking at sort of an ASP model for that business or is there still going to be the license sell?

Pat Cline:            We offer an ASP model today. And, we have for quite some
                      time. Our primary business model is the license sale. And, thus far, that's the model that the market seems to prefer.

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                                                                         Page 23


                      I also just want to be careful to make sure that I characterize things as expanding our market into the smaller system market not any type of change of focus.

Brandon Osten:        Okay. And, last question, competition, you know, I guess
                      you guys used to talk a lot about Epic not seeing them as much anymore. Who are your, sort of - if you were to say one, two, three in your target markets?

                      And, what do you view your level of success against them? And, if they beat you, when they do and why? If you could just go through that a bit, it would be helpful? Thanks a lot guys.

Pat Cline:            Thank you. The outside of Epic, the ones that I've
                      mentioned on prior calls, I think, remain in the hunt, that being, GE, Allscripts, A4, and four or five others.

                      You wanted me to mention a few, so I'll stop with those three. There are many, many others however. And, rather than going competitor by competitor, I'll just tell you that typically when we lose a deal to competition, a lot of it has to do with the price of the systems or prior established relationships. Very infrequently, does it have to do with functionality of product.

Brandon Osten:        Thanks a lot guys.

Operator:             Your next question comes from Bill Linahan, private
                      investor.

Bill Linahan:         Thank you for taking this call. I have just a general
                      question and that is, if there is a percentage of medical practices, the dental practices that use our methodology?
                      Anyone could answer.

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                                                      Moderator: Louis Silverman
                                                            05-27-04/12:00 pm CT
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                                                                         Page 24


Pat Cline:            I can take it from the medical side. We believe that fewer than 15% of medical practices are using an electronic medical record system today. The numbers that the industry throws around are anywhere from between 5 or 10% up to 20 or 30 or sometimes 40% depending upon which analyst you talk to.

                      And, a lot of that has to do with the various definitions of what an electronic medical record system is. With a very broad definition, the numbers get a little bit higher. But, a true electronic medical records system, that is, a system that physicians are using to document patient care primarily as opposed to a paper based system, I think penetration is 15% or less. On the practice management side, that's a far more mature market with probably between 90 and 95% of all medical practices in the country having those types of systems; systems for administrative purposes, billing, scheduling, management reports. Greg, you can take it from the dental side.

Greg Flynn:           Yes, on the dental side I've never seen what I would call
                      precise numbers, but, let me give you some round numbers.
                      Our target market is dental groups of five or more.
                      Typically, what we really look at is dental groups of six or more. Well, of six or more, there are approximately
                      5,000 dentists of which greater than 60% are currently using the QSI system.

Louis Silverman:      I think, it's also likely to be the case that the general
                      usage in dentistry parallels the figures that Pat gave in terms of practice management systems being well penetrated in the dental sector.

                      And, clinical systems or electronic patient record systems are far less penetrated in dental than practice management. So, there would be some parallels between the two sectors from that perspective.

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                                                            05-27-04/12:00 pm CT
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Bill Linahan:         So, are you saying then that our company is probably has a break down of 85% of 90% dental practices versus perhaps 10% or 15% of medical approximately?

Louis Silverman:      I don't think we've said that. We may be answering a
                      different question than what you're asking or vice versa.
                      But, that would not be an accurate conclusion.

Bill Linahan:         Okay, thank you very much.

Operator:             At this time, I would like to remind everyone, if you
                      would like to ask a question, press star *1 on your telephone keypad. Your next question comes from the line of Gene Mannheimer with Roth Capital Partners.

Gene Mannheimer:      Guys, congratulations on a good quarter.

Louis Silverman:      Thank you.

Pat Cline:            Thank you.

Gene Manheimer:       My question; a couple of them. One, Pat, I think, you
                      indicated that you're placing what seems to be a new focus on the low end practice, i.e. the small practice. And, this seems to be an area you haven't played in the past.
                      What would be the rationale for that? Do you see perhaps better growth at the smaller practice than the medium to large?

Pat Cline:            I wouldn't say it's a new focus. But, I would say it's an
                      increased focus. We have sold to the smaller practice market for some time and have many, many solo and two and three doctor groups already on board.

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                      The rationale is that the small practice market tends to,
                      with technology, follow the large practice market by a couple of years. And, the other part of the rationale is that roughly 80% of the physicians practices are either solo or are very small groups. So, being a company that doesn't want to ignore 80% of the eventual market that we thought it was about time to increase our focus.

Gene Mannheimer:      And, do you envision the offering being scaled down
                      somewhat to, you know, perhaps enable these small practices to afford the solution?

Pat Cline:            Yes, we do.

Gene Mannheimer:      Okay, second question, a little bit more on the market
                      penetration. How many doctors would you say you have of the 500,000 or so office based physicians?

Pat Cline:            That's a number that I don't have in front of me. And,
                      it's a number that we don't track very closely internally.
                      And, that's large because of our licensing models. In many cases, we'll do an enterprise or a site license for a particular network of doctors or hospital organization.

                      And, we'll license them for as many providers as they have or can bring on for a fixed fee. And, that fee tends to be in the seven figure range. We do those from time to time.

                      And, when we do a deal like that, we're not very concerned about the number of docs that they bring on board or are using the system. We have one customer in New York that I think licensed for all of their physicians -maybe 1,000 or 1,500 physicians. I think, they have about 600 live on the product at this point. And, that's a typical situation for the very high end customers.

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Gene Mannheimer:      Okay, thanks Pat. And, one final question, you also
                      mentioned that there was a considerable amount of add-on business to existing customers. Can you just characterize that? What sort of sales were they? You know, feature functions?

Pat Cline:            It was a combination of feature function. We've come out
                      with some new features and functions, additional modules if you will. And, it was also an effort to take advantage of the growth of some of our customers, as they add providers. And, we put some special opportunities on the table for them. And, some of them took advantage of it.

Gene Mannheimer:      Thanks again, guys.

Pat Cline:            Thank you.

Operator:             Your next question comes from the line of Neal Bradsher
                      with Broadwood Capital.

Neal Bradsher:        Well, first of all, I want to add my congratulations on
                      your very strong results. Most of my questions have been asked, so I'll just ask a couple of odd ball questions that people haven't asked.

                      One is, has there been any consideration about changing the name of the company recently? Since the QSI division is now such a small part of the company and getting smaller as a percentage, has there been any consideration to naming the company NextGen or some third name that wouldn't be associated with either division?

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                                                            05-27-04/12:00 pm CT
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Louis Silverman:      Neal, this is Lou. I would say, no formal serious
                      consideration recently. I'm sure that there may be some water cooler conversation around that from time to time in different places, but it's certainly not a discussion that our board has taken up any time in the recent past.

Neal Bradsher:        Does it make any sense from a business perspective to do
                      that? Obviously, there are always other than business reasons, people think about doing these things. But, does it make sense from a business perspective to do that or is it sort of irrelevant?

Louis Silverman:      I would say my answer is somewhere in the middle and goes
                      like this. It may make some sense at some time down the road. I personally don't view that as an urgent business issue at this point in time.

Neal Bradsher:        Okay, then my other question relates to your initiative to go down to smaller practices. You also recently put out a press release to go even more micro than that which is directly to the patient with a personal health record through a partnership with another company, which if I'm reading, looks like they're a neighbor of yours, Pat, in Pennsylvania.

                      And, I'm just wondering what your thoughts are on that? This has been an area where people have talked about some sort national program for everybody in the country.

                      And, obviously, you guys are doing it on your own. What kind of a revenue model is there? And, does this have the potential to be a real business over time? And, if so, you know, does it scale to millions of people or is this sort of a minor little add on here?

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Pat Cline:            Well, I think, it may ultimately scale to millions of
                      people. There are a lot of people who feel that the keeper of the patient's health record ought to be the patient.

                      And, we're excited about the relationship, the product as it relates to the integration of the personal health record with the office space electronic medical record system, and think that a lot of the power of these systems lies in the exchange of data between them.

                      It's far too early to tell what revenues may come out of this relationship. And, I would say that's true if you'd ask either company about it. We are experimenting with some things. We're learning about business models relative to the personal health record.

                      And, we're talking to existing customers about it, have some pilots kicking off, and those types of things. So, I think, that's a question that I may be able to better answer six months from now. Right now, I would be careful to caution the folks on this call against forecasting short term revenue.

Neal Bradsher:        What is the revenue model? And, what do you guys do? And,
                      what does Capmed do?

Pat Cline:            Well, our involvement will come in the promotion of these
                      systems, offering this personal health record to patients through our customers offices, as well as in content for their entire patient base.

                      Typically, when that happens, it tends to be on CD. Our customer base may also offer the electronic key chain device to their patients. And, both of those, the CD ROM or the electronic key chain, would come with the software application, as well as, the patient's health record.

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                      Whether it's the practice of the NextGen customer, if you
                      will, footing the bill or whether it's ultimately the patient footing the bill or some other third party footing the bill remains to be seen.

Neal Bradsher:        So, does Capmed basically make this and you're just going
                      to make sure that it can easily work with your system and inform all of your customers about it?

Pat Cline:            I would say, at this point, that's pretty close. We've
                      done some integration work and some interface work. We've done some co-branding and co-promotion kicking off at the recent TEPR conference.

                      We're also working with them on a couple of other initiatives relative to content and promotion and relative to co-branding and some additional features that our customers may want to see in that product.

Neal Bradsher:
                      And, is there revenue directly from the patient or from the patient's insurer? Or, does the revenue have to come from the practice?

Pat Cline:            That's something that we're going to figure out through
                      the pilots that I mentioned.

Neal Bradsher:        Okay. And, would there be any benefit to a patient just
                      directly getting one of these? Or, would it only be relevant if you are a patient of a practice that has a compatible practice management or EMR system?

Pat Cline:            I think there is benefit to the patient directly getting
                      one of these provided that the patient is willing to enter their health record data. Again, I think, the real bang for the buck comes from the electronic exchange of data and the

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                                                      Moderator: Louis Silverman
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                      automatic population of the patient's health record
                      through their physician's office and the NextGen system.

Neal Bradsher:        Okay. Well, again, I apologize for these odd ball
                      questions. But, particularly, the potential of getting directly to the patient, I think, in the long run could be very interesting for you. So, thanks.

Louis Silverman:      I would reiterate Pat's comment that we're still very,
                      very early in this particular game. We're learning a lot.
                      We're not prepared - we have drawn any conclusions yet. We think, it would be premature for others to draw conclusions on this as well.

Neal Bradsher:        That's what I would expect.

Pat Cline:            Thank you.

Neal Bradsher:        Thank you.

Operator:             Your next question comes from the line of Matthew Richey
                      with Centaur Capital.

Matthew Richey:       Hey guys, question for Lou. Can you give us an update on
                      your acquisition pipeline?

Louis Silverman:      It's a short update. And, it's basically unchanged, an
                      unchanged update from prior quarters. I continue to spend time, although it's only a portion of my time, on the search.

                      But, there's really nothing to report; nothing significant to report at this point in time. So, it's a work in process, albeit a slow one and a methodical one

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                                                      Moderator: Louis Silverman
                                                            05-27-04/12:00 pm CT
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                                                                         Page 32


                      without any promises on my part or the company's part for any particular outcome at any particular time.

                      In other words, we're just keeping our ears open, working along, but, not feeling a huge amount of pressure to bring a deal to the table unless there is a great deal to be brought.

Matthew Richey:       Okay. Lou, I know you don't have final say on the use of
                      cash. But, given that the acquisition pipeline is looking less and less likely to offer candidates. Do you think, in your opinion, this ads emphasis to considering alternative uses for the cash like a dividend or a share buy back?

Louis Silverman:      My own personal opinion has been and continues to be that
                      the board should be looking continuously at those types of ideas. But, you're right, I'm not on the board. And, mine is not an opinion that is officially registered as a board member at the board table.

Matthew Richey:       Okay, I appreciate that.

Louis Silverman:      Thanks Matt.

Matthew Richey:       Thank you.

Operator:             Your next question comes from the line of Corey Tobin with
                      William Blair & Co.

Corey Tobin:          Hi, good afternoon.

Louis Silverman:      Hey Corey.

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Corey Tobin:          Just following up on the comments regarding expanding your target market into smaller practices. This is an area where a number of vendors have struggled to earn, certainly the types of margins that you've earned over the years.

                      Most usually due to, you know, just cost of service into smaller accounts and lower ASP's. Can you just give us a feeling for your expectations regarding profitability in this segment of the market? Any commentary regarding your current margins?

Pat Cline:            We expect that segment is of the market like the other
                      segment of the market to be very profitable. And, we're making sure that, as we have in the past, where we're keeping a close eye on that - that new selling approaches, new delivery approaches that will allow us to bring the cost of the system down without sacrificing a large amount of profit.

Corey Tobin:          And, are these things that you're currently implementing?
                      Or, are these things that you either expect to see, you know, closer to fiscal year 2006? Or, is this something that we should expect, you know, in the next couple of quarters or so?

Pat Cline:            It's actually something that we have been implementing
                      over the last year. The change that just happened was the addition of three new sales people who will be, by and large, focused on that segment of the market rather than having our outside sales force expand or change their focus.

                      That's not to say that we won't have an outside rep calling on a small practice. We will if that's appropriate and requested by the small practice. But, it's really something that we have been doing for quite some time. We have sold

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                                                            QUALITY SYSTEMS INC.
                                                      Moderator: Louis Silverman
                                                            05-27-04/12:00 pm CT
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                                                                         Page 34


                      since the company was created to small practices. It's just, again, an expansion of the focus.

Corey Tobin:          Okay, great. So, we wouldn't necessarily expect to see any decrease in margin simply due to going into that area of the market?

Pat Cline:            I've got my fingers crossed.

Corey Tobin:          Okay, great, thank you.

Pat Cline:            Thank you.

Operator:             At this time, there are no further questions. Mr.
                      Silverman, are there any closing remarks?

Louis Silverman:      I'd just like to thank everyone for their participation on today's call. And, we'll wrap it up.

Operator:             Thank you. This concludes today's Quality Systems
                      Conference Call. You may now disconnect.

                                       END